OTR Express, Inc.
                                    804 N. Meadowbrook Dr. P.O. Box 2819
                                    Page 1
                                    Olathe, KS 66063-0819

APPENDIX A TO "CARRIER/SHIPPER TRANSPORTATION CONTRACT" or if OTR Express is operating as a common carrier because no contract exists between Shipper and OTR Express, the following shall be the applicable rates, rules & charges.

For:                                     Effective Date:


SCHEDULE OF RATES:
ORIGINATION                   DESTINATION

(REFER TO PAGE 3)

RULES AND ACCESSORY CHARGES:
Mileage Calculations: Obtained from Rand-McNally - TDM MileMaker PC version of HHG Carrier's Bureau Mileage Guide #17 and subsequent versions thereof. Quoted mileages may change without notice upon adoption of subsequent versions.

Driver Loading/Unloading Charges: $85 minimum or all lumper charges. $25 if the driver uses a pallet jack only

Stop Off Charges: The charge for each pick-up and drop-off to partially load and unload exclusive of stops at point of origin and destination is $60 for the first, $70 for the second, and $85 for the third and each stop thereafter.

Minimum Charge: $585 per shipment exclusive of accessory charges. $300 min charge for shipments that final within a 75 mi radius of KC,Mo, LA,Ca & SF,Ca or for shipments that originate in the state of Florida.

Excess Value: Carrier's max cargo liability per shipment is $500,000. For those shipments valued in excess of $500,000, Carrier is not liable to pay for a greater proportion of liability for loss or damage than $500,000 bears to 100% of the value of the goods.

Truck Ordered But Not Used: $50 if a truck order is canceled less than 6 hours from scheduled loading appointment. If truck is already dispatched, $2.50 per mile from dispatch point to loading address with a $150 minimum and $400 maximum.

Detention: In lieu of any pre-agreement, no charge for the first 4 hrs, $50/hr thereafter.
Fuel Surcharge: Refer to Appendix B
Pallet Exchange: $8 per pallet
Team Service Required: $125

Reconsignment: Carrier is not obligated to divert/reconsign a shipment after commencing pick-up but will do so on a best efforts basis subject to a $100 charge. Additional miles shall be paid at the same per mile rate provided the final destination city does not change. If it does change, the rate per mile may change based on Carrier's prevailing rates.

P.O.D. Requests: $5 per receipt
C.O.D. Shipment: $75. Advance Shipper notification & written Carrier acceptance required.

Hazardous Material Loads: $.05 per mile for any shipment containing product deemed by the EPA to be hazardous and requiring haz-mat placards affixed to the truck.

Canadian Pick-ups & Deliveries: $.70 per mile for all miles in excess of a 125 mile radius of Vancouver,BC, Detroit and Toronto,ON.

Transportation In-Bond - $100, plus $60, $70 or $85 applicable stop off charge plus any additional miles at applicable rate if Carrier is required to stop at a custom's office en-route.

New York City Deliveries: - $175 for loads finaling in NYC, including Long Island and the five buroughs.
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